Exhibit 12.1

STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,										Three months ended March 31, 2014
(in thousands)	2009		2010		2011		2012		2013
Computation of Earnings:
Pre-tax earnings from continuing operations, excluding equity in earnings of unconsolidated affiliates	$206,128		$208,240		$222,654		$262,222		$305,376		$72,632
Plus: Fixed charges	9,821		15,636		17,813		19,686		32,542		7,708
Plus: Amortization of capitalized interest	148		142		121		115		91		22
Plus: Distributed earnings from equity investees	—		—		800		1,830		3,073		90
Less: Capitalized interest	66		54		85		43		24		—

Earnings	$216,031		$223,964		$241,303		$283,810		$341,058		$80,452

Fixed Charges:
Interest expense and amortization of deferred financing costs on all indebtedness	$7,751		$13,471		$15,327		$16,967		$29,538		$6,963
Capitalized interest	66		54		85		43		24		—
Estimate of interest component of rental expenses	2,004		2,111		2,401		2,676		2,980		745

Fixed charges	$9,821		$15,636		$17,813		$19,686		$32,542		$7,708
Consolidated Ratio of Earnings to Fixed Charges	22.0	x	14.3	x	13.5	x	14.4	x	10.5	x	10.4	x